Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 filed on May 21, 2015) pertaining to the registration of an additional 2,000,000 shares of common stock under the 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation, as amended, of our reports dated February 27, 2015, with respect to the consolidated financial statements of Capital Senior Living Corporation and the effectiveness of internal control over financial reporting of Capital Senior Living Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

May 21, 2015